Exhibit 99

News Release

C-03054

TI Reports 3Q03 Financial Results

•	TI Revenue Increases 8% Sequentially, 13% from Year Ago

•	Gross Profit Up 18% Sequentially, 23% from Year Ago

•	EPS of $0.25, Including Contribution from Micron Stock Sale and Impact of Restructuring and Acquisition Charges

•	Semiconductor Revenue Increases 10% Sequentially, 16% from Year Ago

•	Semiconductor Orders Up 21% Sequentially, 29% from Year Ago

Conference Call on TI Web Site at 4:30 p.m. Central Time Today

www.ti.com

Note: All results are reported in accordance with U.S. GAAP.

DALLAS (October 20, 2003)—Texas Instruments Incorporated (NYSE: TXN) today reported financial results that reflect strengthened conditions across its semiconductor markets in the third quarter. TI’s total revenue of $2533 million increased 8 percent sequentially and 13 percent from the year-ago quarter due to growth in Semiconductor. Earnings per share (EPS) were $0.25 in the quarter, including a contribution from the sale of Micron Technology, Inc. common stock and the impact of charges for restructuring and an acquisition.

Semiconductor segment revenue increased 10 percent sequentially due to higher shipments of DSP products into the wireless and digital consumer electronics markets, as well as higher shipments of high-performance analog products. Compared with the year-ago quarter, Semiconductor revenue increased 16 percent due to higher shipments of DSP, high-performance analog and Digital Light Processing™ (DLP™) products.

TI revenue from the Semiconductor wireless market increased 22 percent sequentially and 30 percent from the year-ago quarter due to growth in 2.5G wireless modems and OMAP™ applications processors. Broadband revenue increased 11 percent sequentially primarily due to strong demand for the company’s latest multimode wireless local area networking (LAN) products that support the IEEE 802.11 a, b and g standards. Broadband revenue increased 74 percent from the year-ago quarter due to strength in wireless LAN and DSL. Revenue from Analog products increased 7 percent sequentially and 6 percent from the year-ago quarter primarily due to demand for high-performance analog products. DSP revenue increased 22 percent sequentially and 37 percent from the year-ago quarter.

In the Sensors & Controls segment, revenue decreased 7 percent sequentially and increased 2 percent from the year-ago quarter. In the Educational & Productivity Solutions (E&PS) segment, revenue increased 13 percent sequentially and decreased 2 percent from the year-ago quarter.

In the third quarter, the company incurred $56 million in charges related to previously announced restructuring actions, of which $48 million is included in cost of revenue, $7 million in selling, general and administrative (SG&A) expense and $1 million in research and development (R&D) expense. The company also incurred a non-tax-deductible $23 million in-process R&D charge related to the company’s acquisition of Radia Communications, Inc. in the quarter.

Gross profit of $1030 million increased 18 percent sequentially and 23 percent from the year-ago quarter. Gross profit margin was 40.7 percent of revenue, up 3.2 percentage points sequentially and 3.6 percentage points from the year-ago quarter as higher revenue fell through to gross profit at a high rate due to increased utilization of the company’s largely fixed-cost manufacturing assets in its Semiconductor operations.

R&D expense of $468 million was up 10 percent sequentially and 13 percent from the year-ago quarter due to the inclusion of purchased in-process R&D from the Radia acquisition, as well as increased product development activity within Semiconductor, especially for wireless products.

SG&A expense of $313 million decreased 5 percent sequentially primarily due to a lease termination expense in the second quarter. SG&A expense was about even with the year-ago period.

Operating profit of $249 million, or 9.8 percent of revenue, increased $124 million sequentially and $140 million from the year-ago quarter due to higher gross profit.

Other income (expense) net (OI&E) of $143 million includes interest income, investment gains (losses) and other items. OI&E increased $107 million sequentially and $86 million from the year-ago quarter due to a pre-tax gain of $106 million from the company’s previously announced sale of 24.7 million shares of Micron stock. Interest expense of $8 million declined $2 million sequentially and $6 million from the year-ago quarter due to the company’s lower debt level.

Net income in the quarter was $447 million, or $0.25 per share. The Micron transaction includes the recognition of a previously reserved tax benefit of $162 million associated with TI’s impairment write-down of Micron stock in the fourth quarter of 2002. The effective tax rate for the quarter was 26 percent exclusive of the tax impact resulting from the recognition of the previously reserved tax benefit associated with the Micron stock transaction. The effective tax rate was higher than previously expected due to a revision in the company’s expected tax rate for the year and the resulting cumulative catch-up tax expense of $6 million. The effective tax rate for the year is expected to be 24 percent.

TI orders of $2662 million increased 15 percent sequentially and 26 percent from the year-ago period. Semiconductor orders of $2295 million increased 21 percent sequentially and 29 percent from the year-ago period. The Semiconductor book-to-bill ratio was 1.08 for the third quarter, up from 0.99 in the prior quarter.

“TI’s revenue and profit margins continue to rebound,” said Tom Engibous, TI chairman, president and CEO. “As the semiconductor market has rebuilt momentum, TI has grown faster as a result of the manufacturing technology and product R&D investments we maintained through the industry’s downturn.

“These investments have resulted in volume production of a wide range of 130-nanometer products with 90-nanometer products already sampling and scheduled to be in production soon. TI has shipped more than 100 million chips to our customers in 130-nanometer,” Engibous said. “When these advanced technologies are combined with 300-millimeter wafers, it means TI can design and manufacture products that perform better, consume less power and cost less than products from competitors that have not made or been able to make these investments.

“One example of the success of this strategy is the development of OMAP applications processors for smartphones and PDAs. These processors generated about half of our wireless revenue growth in the third quarter compared with a year ago,” Engibous said. “We see similar enthusiasm for TI’s new products for the broadband and digital consumer electronics markets, as well as for our new high-performance analog products. We expect that the revenue growth from these and other new products, as well as the benefits of ongoing cost management and lower depreciation levels, will be drivers for further profit expansion.”

Total cash (cash and cash equivalents plus short-term investments and long-term cash investments) of $4538 million increased by $355 million from the end of the prior quarter and by $894 million from the end of the year-ago quarter. Cash flow from operations increased to $510 million from $378 million in the prior quarter due to higher net income, and decreased from $565 million in the year-ago quarter. Capital expenditures were $233 million in the third quarter, up from $162 million in the previous quarter and down from $269 million in the year-ago quarter.

Accounts receivable increased by $82 million sequentially and $94 million from the year-ago quarter due to higher revenue. Days sales outstanding declined to 54 days at the end of the third quarter from 55 days in the prior quarter and 57 days in the year-ago quarter.

Inventory decreased by $5 million sequentially primarily due to higher seasonal shipments of E&PS products in the quarter. Compared with the year-ago quarter, inventory increased $172 million in anticipation of higher Semiconductor product shipments in the fourth quarter of 2003 and to support reduced product lead times. Days of inventory were 60 days at the end of the third quarter compared with 62 days at the end of the prior quarter and 52 days at the end of the year-ago quarter.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on December 8 by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the fourth quarter of 2003, TI expects revenue to be in the following ranges:

•	Total TI, $2490 million to $2700 million;

•	Semiconductor, $2185 million to $2365 million;

•	Sensors & Controls, $235 million to $255 million; and

•	E&PS, $70 million to $80 million.

TI expects earnings per share to be in the range of $0.14 to $0.19. Restructuring charges in the fourth quarter are expected to be about $15 million.

For 2003, TI expects: R&D to be about $1.75 billion, higher than the previous estimate due to the Radia acquisition; capital expenditures to be about $800 million, unchanged from the previous estimate; and depreciation to be about $1.4 billion, unchanged from the previous estimate. The effective tax rate for the year is expected to be about 24 percent, exclusive of the tax impact resulting from the recognition of the previously reserved $162 million tax benefit associated with the Micron stock transaction during the third quarter.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statement of Operations

(In millions of dollars, except per-share amounts)

	For Three Months Ended
	Sept. 30 2003	June 30 2003	Sept. 30 2002
Net revenue	$2533	$2339	$2248
Operating costs and expenses:
Cost of revenue	1503	1462	1413
Gross profit	1030	877	835
Gross profit % of revenue	40.7%	37.5%	37.1%
Research and development (R&D)	468	424	415
R&D % of revenue	18.5%	18.1%	18.4%
Selling, general and administrative (SG&A)	313	328	311
SG&A % of revenue	12.3%	14.0%	13.8%

Total	2284	2214	2139

Profit from operations	249	125	109
Operating income % of revenue	9.8%	5.3%	4.9%
Other income (expense) net	143	36	57
Interest on loans	8	10	14

Income before income taxes	384	151	152
Provision (benefit) for income taxes	(63)	30	(36)

Net income*	$447	$121	$188

Diluted earnings per common share**	$.25	$.07	$.11

Basic earnings per common share	$.26	$.07	$.11

Cash dividends declared per share of common stock	$.021	$.021	$.021

*	Income for the third quarter of 2003 includes, in millions of dollars, a charge of $56 for restructuring actions initiated in the second quarter of 2003, of which $48 is associated with achieving manufacturing efficiencies in the Semiconductor business and $8 is associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites. The $56 restructuring charge is primarily for severance cost. Of the $56, $48 is included in cost of revenue, $7 is in selling, general and administrative expense, and $1 is in research and development expense. Income for the third quarter of 2003 also includes an investment gain of $106, included in other income, from the sale of 24.7 million shares of Micron Technology, Inc. common stock, and a charge of $23 for purchased in-process R&D costs, included in research and development expense, from the Radia Communications, Inc. acquisition. Income for the second quarter of 2003 includes, in millions of dollars, a charge of $49, of which $26 is for the initial phase of restructuring associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites, and $23 is for the initial phase of restructuring to achieve manufacturing efficiencies in the Semiconductor business. The $49 restructuring charge is primarily for severance cost. Of the $49, $43 is included in cost of revenue and $6 is in selling, general and administrative expense. Income includes, in millions of dollars, acquisition-related amortization of $26, $25 and $30 for the third and second quarters of 2003 and the third quarter of 2002.

**	Diluted earnings per common share are based on average common and dilutive potential common shares outstanding (1766.8 million shares, 1762.6 million shares and 1761.8 million shares for the third and second quarters of 2003 and the third quarter of 2002).

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheet

(In millions of dollars)

	Sept. 30 2003	June 30 2003	Dec. 31 2002
Assets
Current assets:
Cash and cash equivalents	$943	$1019	$949
Short-term investments	2360	2075	2063
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $62 million at September 30, 2003, $63 million at June 30, 2003, and $60 million at December 31, 2002	1522	1440	1217
Inventories:
Raw materials	106	113	121
Work in process	625	590	478
Finished goods	264	297	191

Inventories	995	1000	790

Deferred income taxes	576	586	545
Prepaid expenses and other current assets	398	327	562

Total current assets	6794	6447	6126

Property, plant and equipment at cost	9443	9362	9516
Less accumulated depreciation	(5202)	(4986)	(4722)

Property, plant and equipment (net)	4241	4376	4794

Long-term cash investments	1235	1089	1130
Equity investments	684	924	808
Goodwill	703	639	638
Acquisition-related intangibles	184	159	185
Deferred income taxes	612	529	618
Other assets	633	471	380

Total assets	$15086	$14634	$14679

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$434	$68	$422
Accounts payable and accrued expenses	1436	1295	1204
Income taxes payable	284	264	293
Accrued retirement and profit sharing contributions	15	14	15

Total current liabilities	2169	1641	1934

Long-term debt	402	809	833
Accrued retirement costs	647	813	777
Deferred income taxes	87	87	129
Deferred credits and other liabilities	353	342	272
Stockholders’ equity:
Preferred stock, $25 par value. Authorized - 10,000,000 shares. Participating cumulative preferred. None issued.	—	—	—
Common stock, $1 par value. Authorized - 2,400,000,000 shares. Shares issued: September 30, 2003 – 1,740,470,215; June 30, 2003 – 1,740,470,215; December 31, 2002 – 1,740,364,197	1740	1740	1740
Paid-in capital	953	966	1042
Retained earnings	9059	8648	8484
Less treasury common stock at cost:
Shares: September 30, 2003 – 9,844,861; June 30, 2003 – 9,218,747; December 31, 2002 – 9,775,781	(198)	(185)	(229)
Accumulated other comprehensive income (loss)	(105)	(207)	(262)
Deferred compensation	(21)	(20)	(41)

Total stockholders’ equity	11428	10942	10734

Total liabilities and stockholders’ equity	$15086	$14634	$14679

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statement of Cash Flows

(In millions of dollars)

	For Three Months Ended
	Sept. 30 2003	June 30 2003	Sept. 30 2002
Cash flows from operating activities:
Net income	$447	$121	$188
Depreciation	356	356	390
Amortization of acquisition-related costs	26	25	30
Purchased in-process research and development	23	—	—
Write-downs of equity investments	11	11	9
Gains on sale of equity investments	(108)	(6)	—
Deferred income taxes	(79)	(7)	(100)
(Increase) decrease in working capital (excluding cash and cash equivalents, short-term investments, deferred income taxes, and loans payable and current portion long-term debt):
Accounts receivable	(72)	(50)	23
Inventories	5	(118)	(3)
Prepaid expenses and other current assets	(70)	50	38
Accounts payable and accrued expenses	139	112	105
Income taxes payable	32	(64)	13
Accrued retirement and profit sharing contributions	1	4	(159)
Increase (decrease) in noncurrent accrued retirement costs	(141)	(1)	51
Other	(60)	(55)	(20)

Net cash provided by operating activities	510	378	565

Cash flows from investing activities:
Additions to property, plant and equipment	(233)	(162)	(269)
Purchases of short-term investments	(879)	(192)	(216)
Sales and maturities of short-term investments	743	673	955
Purchases of long-term cash investments	(311)	(883)	(503)
Sales of long-term cash investments	—	287	69
Purchases of equity investments	(8)	(1)	(6)
Sales of equity investments	350	14	—
Acquisition of business, net of cash acquired	(128)	—	—

Net cash provided by (used in) investing activities	(466)	(264)	30

Cash flows from financing activities:
Payments on loans payable	(3)	—	(15)
Payments on long-term debt	(30)	(129)	—
Dividends paid on common stock	(37)	(37)	(37)
Sales and other common stock transactions	17	47	23
Common stock repurchase program	(60)	(61)	(88)

Net cash used in financing activities	(113)	(180)	(117)
Effect of exchange rate changes on cash	(7)	(4)	(1)

Net increase (decrease) in cash and cash equivalents	(76)	(70)	477
Cash and cash equivalents at beginning of period	1019	1089	487

Cash and cash equivalents at end of period	$943	$1019	$964

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended
	Sept. 30 2003	June 30 2003	Sept. 30 2002
Semiconductor
Trade	$2115	$1922	$1830
Intersegment	3	5	1

	2118	1927	1831

Sensors & Controls
Trade	242	260	236
Intersegment	1	1	1

	243	261	237

Educational & Productivity Solutions
Trade	177	156	181

Corporate activities	(5)	(5)	(1)

Total net revenue	$2533	$2339	$2248

Business Segment Profit

(In millions of dollars)

	For Three Months Ended
	Sept. 30 2003	June 30 2003	Sept. 30 2002
Semiconductor	$264	$126	$67
Sensors & Controls	58	68	52
Educational & Productivity Solutions	73	58	72
Corporate activities	(41)	(53)	(52)
Charges/gains and acquisition-related amortization	1	(74)	(30)
Interest on loans/other income (expense) net, excluding a third-quarter 2003 gain of $106 included above in Charges/gains and acquisition-related amortization	29	26	43

Income before income taxes	$384	$151	$152

Semiconductor

•	Semiconductor revenue in the third quarter was $2118 million, up 10 percent sequentially and 16 percent from the year-ago quarter.

•	Gross profit for the third quarter was $899 million, up from $743 million in the prior period and $668 million in the year-ago quarter due to higher revenue.

•	Gross profit margin of 42.4 percent in the quarter was up 3.8 percentage points sequentially and 5.9 percentage points from the year-ago quarter primarily due to higher factory utilization levels.

•	Semiconductor operating profit for the third quarter increased to $264 million, or 12.5 percent of revenue, from $126 million in the prior quarter and $67 million in the year-ago quarter due to higher gross profit.

•	Analog revenue increased 7 percent sequentially and 6 percent from the year-ago quarter primarily due to higher shipments of high-performance analog products, as well as higher shipments to the storage and broadband markets. During the first three quarters of 2003, about 40 percent of total Semiconductor revenue came from Analog.

•	DSP revenue increased 22 percent sequentially and 37 percent from the year-ago quarter due to higher shipments to the wireless and digital consumer electronics markets. During the first three quarters of 2003, about 35 percent of total Semiconductor revenue came from DSP.

•	TI’s remaining Semiconductor revenue was about even sequentially. Compared with the year-ago quarter, revenue increased 8 percent as gains in DLP, royalties and standard logic more than offset declines in microcontrollers and RISC microprocessors.

•	TI’s Semiconductor revenue in key markets was as follows:

•	Wireless revenue increased 22 percent sequentially and 30 percent from the year-ago quarter due to higher shipments of 2.5G modems and OMAP applications processors. During the first three quarters of 2003, about 30 percent of total Semiconductor revenue came from wireless.

•	Revenue from TI’s catalog products, composed of high-performance analog and catalog DSP, increased 9 percent sequentially and 17 percent from the year-ago quarter due to higher shipments of high-performance analog products. During the first three quarters of 2003, about 15 percent of total Semiconductor revenue came from catalog products.

•	Broadband communications revenue, which includes DSL and cable modems, voice over packet (VoP) and wireless LANs, increased 11 percent sequentially due to higher wireless LAN shipments and 74 percent from the year-ago quarter due to higher wireless LAN and DSL shipments. During the first three quarters of 2003, about 5 percent of total Semiconductor revenue came from broadband communications.

•	Semiconductor orders were $2295 million, up 21 percent sequentially and 29 percent from the year-ago quarter due to higher demand for the company’s DSP and Analog products.

3Q Highlights

•	Handspring, Inc. selected TI’s OMAP310 processors to power Handspring’s new Treo 600 smartphone.

•	TI’s OMAP applications processors and GSM/GPRS chipset technology were selected for BenQ Corp.’s first smartphone.

•	LG Electronics selected TI’s Class-D audio power amplifiers for four new CDMA phones, enabling longer talk-times and higher output power for gaming, polyphonic ringers and speaker phone applications. The new LG cell phones also use TI DSPs.

•	Multiple manufacturers have selected TI’s AR7 ADSL router-on-a-chip, including more than eight original design manufacturers in Asia as well as Westell Technologies.

•	TI introduced a new low power, compact 802.11a/b/g solution designed for mobile, battery-powered devices such as cell phones and PDAs. The solution is designed into several cell phones and PDAs, including Motorola’s Wi-Fi®/cellular dual-system phone.

•	TI announced a new 802.11-enabled ADSL router platform that enables consumers to achieve download speeds up to 24Mbps.

•	TI announced that half of the industry’s top 10 digital consumer point-and-shoot camera manufacturers are currently using TI’s DSP-based digital media platform.

•	Panasonic selected TI’s new digital audio amplifiers for home theater products.

•	TI introduced a new high-performance analog battery charging and power conversion chip that leverages TI’s advanced analog manufacturing processes to deliver 97 percent power conversion efficiency while occupying up to 3x less board space.

Sensors & Controls

•	Sensors & Controls revenue was $243 million in the third quarter, down 7 percent sequentially due to seasonally weaker shipments of control products used in air conditioning systems. Compared with the year-ago quarter, revenue was up 2 percent.

•	Gross profit was $90 million, or 37.0 percent of revenue, down from $98 million in the prior quarter due to lower revenue. Gross profit increased from $82 million in the year-ago quarter due to manufacturing cost reductions.

•	Operating profit was $58 million, or 24.0 percent of revenue, down from $68 million in the prior quarter due to lower gross profit. Operating profit increased from $52 million in the year-ago quarter due to higher gross profit.

Educational & Productivity Solutions (E&PS)

•	E&PS revenue was $177 million in the third quarter, up 13 percent sequentially due to higher seasonal back-to-school shipments of graphing calculators. Compared with the year-ago period, revenue decreased 2 percent.

•	Gross profit was $103 million, or 58.1 percent of revenue, up 15 percent sequentially due to higher revenue and about even with the year-ago quarter.

•	Operating profit was $73 million, a record 41.2 percent of revenue, up from $58 million in the previous quarter due to higher gross profit and about even with the year-ago quarter.

Additional Financial Information

•	Depreciation was $356 million in the third quarter, even with the prior quarter and down from $390 million in the year-ago quarter.

•	At the end of the third quarter, the debt-to-total-capital ratio was 0.07, unchanged from the end of the prior quarter.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, such statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

•	Market demand for semiconductors, particularly for digital signal processors and analog chips in key markets, such as telecommunications and computers;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Timely completion and successful integration of announced acquisitions;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Losses or curtailments of purchases from key customers or the timing of customer inventory adjustments;

•	Availability of raw materials and critical manufacturing equipment;

•	TI’s ability to recruit and retain skilled personnel;

•	Fluctuations in the market value of TI’s investments and in interest rates; and

•	Timely implementation of new manufacturing technologies and installation of manufacturing equipment.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and Analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

OMAP

Digital Light Processing

DLP

Other trademarks are the property of their respective owners.